Exhibit 99.1

CONTACTS:

Patrick Spangler, CFO

ev3 Inc.

(763) 398-7000

pspangler@ev3.net

MEDIA RELATIONS:

Laura Nobles

Nobles Communications

(310) 795-0497

laura@noblescommunications.com

INVESTOR RELATIONS:

Marian Briggs

Padilla Speer Beardsley

(612) 455-1742
mbriggs@psbpr.com

ev3 Inc. Reports 46% Increase in First Quarter Net Sales

Net Loss Reduced 61% Compared to Year-Ago Period

Conference Call Scheduled for April 27, 2007 at 8 a.m. CT;

Simultaneous Webcast at www.ev3.net

PLYMOUTH, Minn. — April 27, 2007 — ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, today reported financial results for its fiscal first quarter of 2007.

As previously reported, ev3’s net sales in the first quarter of 2007 increased 46% to $61.5 million versus net sales of $42.2 million in the first quarter of 2006. First quarter sales growth was broad-based and reflected a strong contribution from each of ev3’s Cardio Peripheral and Neurovascular business segments, as well as a strong contribution from both domestic and international markets.

Jim Corbett, president and CEO of ev3 Inc., commented, “Our first quarter sales growth continued at a rate consistent with us achieving our longer term business and financial objectives. We are very pleased with our balanced growth and enthusiastic about the potential for several of our new products including the EverFlex Stent, the Onyx Liquid Embolic System, and the recently approved Protégé RX Stent combined with the SpideRX Embolic Protection Device for carotid stenting.”

ev3’s net loss for the first quarter of 2007 declined 61% to $9.5 million compared to $24.5 million in the first quarter of 2006. ev3’s net loss per common share was $0.17 for the first quarter of 2007 compared to $0.44 per common share in the first quarter of 2006. Total weighted average common shares outstanding used in the per share calculations were 57.5 million and 55.9 million for the first quarter of 2007 and 2006, respectively.

ev3’s earnings before interest, taxes, depreciation and amortization (EBITDA), excluding charges for non-cash stock-based compensation, was a negative $1.2 million in the first quarter of 2007, compared to a negative $17.7 million in the first quarter of 2006. ev3 uses the non-GAAP financial measures, EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, as supplemental measures of performance and believes that these measures facilitate operating performance comparisons from period to period and company to company.

EBITDA and EBITDA, excluding charges for non-cash stock-based compensation, for the first quarter ended April 1, 2007 and April 2, 2006 are reconciled to ev3’s net loss for the respective periods immediately following the detail of net sales by geography later in this press release. This information is also made available on the company’s website at www.ev3.net.

Corbett continued, “2007 is a year in which we will be increasing our investment in clinical trials to further validate the performance advantages of our products and provide physicians and third party payers with increased clinical data. However, we remain committed to a significant year over year improvement in our 2007 EBITDA performance.”

Sales Review

In the first quarter of 2007, ev3’s Neurovascular segment net sales increased 48% to $25.0 million versus $16.9 million in the first quarter of 2006. Within the Neurovascular business segment, sales of embolic products increased 75% to $12.9 million from $7.4 million, and sales of Neuro access and delivery products were up 27% to $12.1 million from $9.5 million. The primary growth drivers for the Neurovascular segment were the continued market penetration of both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVMs) and the Nexus family of embolic coils for the treatment of brain aneurysms.

Cardio Peripheral segment net sales in the first quarter of 2007 increased 44% to $36.5 million versus $25.3 million in the first quarter of 2006. Within the Cardio Peripheral business segment, stent sales increased 52% to $19.8 million from $13.1 million. Sales of thrombectomy and embolic protection products increased 54% to $6.2 million from $4.0 million, while sales of procedural support and other Cardio Peripheral products increased 27% to $10.5 million from $8.2 million. The largest contributors to the growth in the Cardio Peripheral segment were the EverFlex stent and the recently approved Protégé RX stent combined with the SpideRX Embolic Protection Device for carotid stenting.

On a geographic basis, ev3’s first quarter U.S. net sales increased 42% to $35.1 million, while first quarter international net sales increased 51% to $26.4 million, over the prior-year quarter. Changes in foreign currency exchange rates had a positive impact of approximately $1.4 million on first quarter 2007 net sales compared to the first quarter of the prior year.

Outlook

ev3 continues to expect 2007 annual net sales to be in the range of approximately $262 to $278 million. ev3 expects second quarter of 2007 net sales to be in the range of $63 to $67 million. Further, ev3 continues to expect its EBITDA, excluding non-cash stock-based compensation, to be positive in 2007.

Earnings Call Information

ev3 will host a conference call today, April 27, 2007, beginning at 8 a.m. CT to review its results of operations for the first quarter of 2007 and other recent events and to discuss its 2007 business outlook. Discussions during the conference call may include forward-looking statements regarding such topics as, but not limited to, the company’s net sales, cost of goods sold, operating expenses, distribution arrangements, clinical studies, regulatory status, financial position and comments the company may make about its future in response to questions from participants on the conference call. Any interested party may listen to the conference call through a live audio Webcast at www.ev3.net. For those unable to listen to the Webcast, a playback of the Webcast will be available at www.ev3.net for approximately 90 days. Those without Internet access may join the call from within the United States by dialing (866) 277-1181; outside the United States dial (617) 597-5358 passcode 93392122. A playback of the conference call will be available from 11 a.m. CT, April 27, 2007 until noon CT on May 4, 2007 by dialing (888) 286-8010 (United States) or (617) 801-6888 (International), passcode 18302612.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited to, in no particular order:  product demand and market acceptance; the impact of competitive products and pricing; delays in regulatory approvals and the introduction of new products; and success of clinical testing. More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. ev3 Inc. urges all interested parties to read this report to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 and the ev3 logo are trademarks of ev3 Inc., registered in the U.S. and other countries.

All trademarks and tradenames referred to in this press release are the property of their respective owners.

ev3 Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended
	April 1, 2007	April 2, 2006
Net sales	$61,499	$42,237

Operating expenses
Cost of goods sold (a)	20,457	16,488
Sales, general and administrative (a)	39,137	37,861
Research and development (a)	7,433	6,774
Amortization of intangible assets	4,100	4,243
Loss on sale or disposal of assets, net	16	170
Acquired in-process research and development	—	1,786
Total operating expenses	71,143	67,322

Loss from operations	(9,644)	(25,085)

Other (income) expense:
Interest (income) expense, net	(109)	(699)
Other (income) expense, net	(317)	(54)
Loss before income taxes	(9,218)	(24,332)

Income tax expense	276	169

Net loss	$(9,494)	$(24,501)

Earnings per share:
Net loss per common share (basic and diluted)	$(0.17)	$(0.44)

Weighted average common shares outstanding	57,514,255	55,944,925

(a) Includes stock-based compensation charges of:
Cost of goods sold	$158	$214
Sales, general and administrative	1,859	1,366
Research and development	$182	$214
	$2,199	$1,794

ev3 Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	April 1, 2007	December 31, 2006
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$18,732	$24,053
Short-term investments	7,900	14,700
Accounts receivable, less allowance of $4,247 and $3,924, respectively	49,413	45,137
Inventories	46,199	42,124
Prepaid expenses and other assets	5,565	7,162
Other receivables	3,652	2,669
Total current assets	131,461	135,845

Restricted cash	1,307	2,022
Property and equipment, net	24,140	24,072
Goodwill	149,061	149,061
Other intangible assets, net	45,837	40,014
Other assets	730	1,812
Total assets	$352,536	$352,826

Liabilities and stockholders'equity
Current liabilities
Accounts payable	$14,465	$13,140
Accrued compensation and benefits	12,358	16,382
Accrued liabilities	12,954	10,102
Current portion of long-term debt	2,976	2,143
Total current liabilities	42,753	41,767

Long-term debt	8,988	5,357
Other long-term liabilities	1,113	468
Total liabilities	52,854	47,592

Stockholders' equity

Common stock: $0.01 par value; 100,000,000 shares authorized; issued and outstanding: 58,243,788 and 57,594,742, respectively	582	576
Additional paid in capital	923,945	919,221
Accumulated deficit	(624,788)	(614,578)
Accumulated other comprehensive income	(57)	15
Total stockholders' equity	299,682	305,234
Total liabilities and stockholders' equity	$352,536	$352,826

ev3 Inc.
SELECTED SALES INFORMATION
(Dollars in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended
NET SALES BY SEGMENT	April 1, 2007	April 2, 2006	% change
Cardio Peripheral
Stents	$19,806	$13,046	52%
Thrombectomy and embolic protection	6,218	4,037	54%
Procedural support and other	10,467	8,249	27%
Total cardio peripheral	36,491	25,332	44%

Neurovascular
Embolic products	12,926	7,383	75%
Neuro access and delivery products and other	12,082	9,522	27%
Total neurovascular	25,008	16,905	48%

Total company	$61,499	$42,237	46%

	For the Three Months Ended
NET SALES BY GEOGRAPHY	April 1, 2007	April 2, 2006	% change
United States	$35,140	$24,774	42%
International	26,359	17,463	51%

Total net sales	$61,499	$42,237	46%

ev3 Inc.
NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(unaudited)

	For the Three Months Ended
	April 1, 2007	April 2, 2006
Reconciliation of net loss to EBITDA

Net loss, as reported (GAAP basis)	$(9,494)	$(24,501)

Interest (income) expense, net	(109)	(699)
Income tax expense	276	169
Depreciation and amortization	5,904	5,517
EBITDA	$(3,423)	$(19,514)

Stock-based compensation	2,199	1,794

EBITDA, adjusted for stock-based compensation	$(1,224)	$(17,720)

ev3 uses non-GAAP financial measures, as outlined above, as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by variations in capital structure, tax positions, depreciation, non-cash charges and certain large and unpredictable charges. ev3 also believes that the presentation of these measures provides useful information to investors in evaluating the company’s operations, period over period. Non-GAAP measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under Generally Accepted Accounting Principles (GAAP).  This information is also made available on the company’s website at www.ev3.net.

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